UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2006

NESS ENERGY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Washington	000-10301	91-1067265
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4201 East Interstate 20, Willow Park, Texas 76087
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 817-341-1477

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 6, 2006, Ness Energy International, Inc. (“Ness”) received funding pursuant to a Subscription Agreement, executed on May 31, 2006 (“Agreement”), with four (4) institutional accredited investors (the “Investors”). Pursuant to the terms of the Agreement, Ness issued the Investors an aggregate amount of $1,022,727 of principal amount promissory notes as formalized in Convertible Notes (“Notes”) executed on May 31, 2006. Ness and the Investors also executed, on May 31, 2006, Class A Common Stock Purchase Warrants (“Warrants”).

Pursuant to the Warrants between Ness and the Investors, the Investors have three (3) years to purchase a cumulative amount of 6,598,241 shares of Ness common stock at a purchase price of $0.2047. Ness also executed a Warrant with KMR Capital, LLC (“KMR”) in exchange for KMR serving as broker for this transaction. KMR has five (5) years to purchase a cumulative amount of 329,912 shares of Ness common stock at a purchase price of $0.155.

Ness received $900,000 in exchange for the Notes and Warrants on June 6, 2006, when the Agreement, Notes and Warrants were closed. The $122,727 difference between the principal amount of the Notes and the amount received by Ness reflects the interest payable on the Notes.

The Notes and Warrants contain a maximum conversion provision that limits each of the Investors and KMR from converting more rights than those that would result in each beneficially owning more than 4.99% of Ness outstanding common stock on the date of conversion. The Investors and KMR may increase such percentage up to 9.99% only upon, and effective after, sixty-one (61) days prior written notice to Ness.

The Agreement requires that Ness register with the Securities and Exchange Commission (“SEC”) all of the shares of common stock issuable upon conversion of the Notes and upon exercise of the Warrants. In the event that Ness fails to file an initial registration statement with the SEC within thirty (30) days of the first funding, or in the event such registration statement is not declared effective by the SEC within one hundred twenty (120) days of funding, then Ness will be obligated to pay the Investors an amount equal to 1.5% of their total investment for each thirty (30) day period until the registration statement is filed or declared effective.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 6, 2006, Ness and the Investors closed on the Notes, as defined above, pursuant to which the Investors purchased an aggregate amount of $1,022,727 of principal amount promissory notes of Ness. At closing, Ness received $900,000 from the Investors in exchange for the Notes. The Notes mature and are due in full on May 31, 2007 unless the Notes are converted into shares of Ness common stock by the Investors, who may do so at any time.

Ness has the option of prepaying the outstanding principal amount of the Notes ("Optional Redemption"), in whole or in part, by paying the Investors 120% of the principal amount to be redeemed, together with accrued but unpaid interest. Ness’s election to exercise the Optional Redemption must be effected by written notice and may only be exercised if, during the five (5) previous days, Ness’s common stock closed at less than $0.155 per share.

Item 3.02 Unregistered Sales of Equity Securities.

As described above in Item 1.01, on June 6, 2006, Ness sold to the Investors an aggregate amount of $1,022,727 of Notes, in addition to Warrants, in exchange for $900,000. AS more fully discussed above, the Notes may be converted into shares of Ness common stock by the Investors. The issuance of Notes and Warrants to the Investors was made in reliance upon exemptions from registration provided for under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Under the Agreement, Ness has agreed to register with the SEC 100% of the shares of common stock issuable upon conversion of the Notes and upon exercise of the Warrants. Additionally, Ness paid KMR brokerage commissions of $70,000 in connection with the Agreement, and granted KMR a Warrant, the terms of which are set forth in Item 1.01 above.

Item 7.01 Regulation FD Disclosure.

On June 9, 2006, Ness issued a press release that is attached hereto as an exhibit. The information furnished herein, including Exhibit 99.1 is not deemed to be "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section. This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that Ness specifically incorporates such information by reference.

Item 9.01 Financial Statements and Exhibits.

The Exhibit Index preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 9th day of June 2006.
NESS ENERGY INTERNATIONAL, INC.

By: _____________________________
JF Hoover, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.  Description of Exhibit

10.1 Securities Purchase Agreement,

10.2 10% Convertible Debenture,

10.3 Common Stock Purchase Warrant,

99.1    June 9, 2006 Press Release.